EXHIBIT 10.1


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                            WAUWATOSA HOLDINGS, INC.
                           2006 EQUITY INCENTIVE PLAN

                                     FORM OF
                             STOCK OPTION AGREEMENT
                                   (EMPLOYEE)

     A. STOCK OPTIONS ("Options") for a total of ____________ shares of Common Stock, par value $0.01 per share, of Wauwatosa Holdings, Inc. (the "Company") are hereby granted to _______________ (the "Participant"). Stock Appreciation Rights with respect to a total of _____________ shares are also granted to the Participant and relate to the Options granted hereunder. Participant is an employee of the Company, Wauwatosa Savings Bank (the "Bank"), or an affiliate of the Company or the Bank. The grant and terms of the Options and Stock Appreciation Rights shall be subject in all respects to the Wauwatosa Holdings, Inc. 2006 Equity Incentive Plan (the "Plan"). The terms of this Stock Option Agreement are subject to the terms and conditions of the Plan.

     B. The Option exercise price of the Common Stock is $________ per share, the Fair Market Value (as defined in the Plan) of the Common Stock on __________, 2007, the date of grant.

     C. The Options granted hereunder shall vest in five (5) approximately equal annual installments, with the first installment vesting and becoming exercisable on the first anniversary of the date of grant, or on __________ __, 2008, and succeeding installments on each anniversary thereafter through ___________ __, 2012. To the extent that the Options awarded are not evenly divisible by "five"
(5), then the Options in excess of those evenly divisible by 5 shall vest at the rate of one per year, commencing with the initial installment vesting and continuing until each such Option is fully vested. For example, an award of 103 Options would vest at the rate of 21 Options on the first, second and third anniversaries of the date of grant, and at the rate of 20 on the fourth and fifth anniversaries of the date of grant. The Options granted hereunder may be exercised for up to ten (10) years from the date of grant, subject to sub-paragraph E below.

     D. All Options granted to Participant shall be deemed to be Incentive Stock Options to the maximum extent permitted under the Internal Revenue Code and regulations.

     E. If you terminate employment for any reason other than death, disability, following a Change in Control (as defined in the Plan) or for cause, unvested Options will be forfeited and vested Options will be exercisable for a period of up to three (3) months following termination. If you terminate employment with the Bank or the Company due to death, disability or following a Change in Control, your Options, whether or not exercisable at such time, will become exercisable by you (or your legal representative or beneficiary) for one (1) year following termination; provided, however, except in the case of death or disability, such Options shall not be eligible for treatment as Incentive Stock Options in the event such Option is exercised more than three (3) months following termination. In order to obtain Incentive Stock Option treatment for an Option exercised by the heirs or devisees of the Participant, the death of the Participant must have occurred while the Participant is employed by the Company or an affiliate, or within three (3) months of the Participant's termination of employment. In no event will the period of exercise extend beyond the expiration of the Option term. If you are terminated for cause, Options will be exercisable only as to those Options in which you are vested at the time of such termination and must be exercised by the date you cease to perform services for the Company. All rights under this Agreement shall expire after the date of your termination of employment for cause.

     F. Stock Appreciation Rights ("SARs") are hereby granted with respect to all Options granted hereunder. SARs are granted in tandem with the Options

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granted  hereunder  and the exercise of one will cause the  cancellation  of the other. If the Participant exercises SARs, the Participant will not be required to pay the exercise price of the related Option and will be entitled to receive Common Stock of the Company equal in value to the difference between the Fair Market Value of the Common Stock on the date of exercise and the exercise price of the related Options (which will be cancelled).


     Example: Participant receives 1,000 Options and related SARs. The Options have an exercise price of $12. When the Company Stock is trading at $18, the Participant exercises 300 SARs. Because the Participant has exercised SARs, the Participant does not have to pay the exercise price. The Participant receives 100 shares of the Company stock.

         $18  Common Stock
       - $12  exercise price
         $ 6  SAR value
       x 300  SARs exercised
        $1,800/18  Common Stock = 100 shares

     G. Options may not be exercised if the issuance of shares of Common Stock of the Company upon such exercise would constitute a violation of any applicable federal or state securities or other law or regulation. The Participant, as a condition to exercise of the Options, shall represent to the Company that the shares of Common Stock of the Company that he acquires pursuant to such exercise are being acquired by such Participant for investment and not with a present view to distribution or resale, unless counsel for the Company is then of the opinion that such a representation is not required under the Securities Act of 1933 or any other applicable law, regulation, or rule of any governmental agency.

     H. All Options granted to the Participant as Incentive Stock Options may not be transferred in any manner otherwise than by will or the laws of descent, and may be exercised during the lifetime of the Participant only by such
Participant or the Participant's duly appointed guardian or personal representative.

     I. A copy of the Plan has been provided to the Participant. The Participant is not required to exercise the Options as to any particular number or shares at one time, but the Options must be exercised, if at all and to the extent exercised, by no later than ten years from the date of grant. The Options may be exercised during such term only in accordance with the terms of the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will control.

     J. All exercises of the Options must be made by executing and returning the Notice of Exercise of Stock Options attached hereto as Exhibit A, and upon receipt of any shares of Common Stock upon the exercise of any Options, the recipient shall complete and return to the Company the Acknowledgment of Receipt of Stock Option Shares attached hereto as Exhibit B. All exercises of the SARs must be made by executing and returning the Notice of Exercise of Stock Appreciation Rights attached hereto as Exhibit C, and upon receipt of any shares of Common Stock upon the exercise of any SARs, the recipient shall complete and return to the Company the Acknowledgment of Receipt of Shares of Common Stock attached hereto as Exhibit D.

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     K.  This  Agreement  shall  not be  deemed  to  constitute  a  contract  of employment between the parties hereto, nor shall any provision hereof restrict the right of the Company or the Bank to discharge the Participant or restrict the right of the Participant to terminate his employment.

     L. The Participant acknowledges receipt of a copy of the Wauwatosa Holdings, Inc. 2006 Equity Incentive Plan and represents that he is familiar with the terms and provisions thereof. Participant hereby accepts the Options subject to all the terms and provisions of such Plan. The Participant hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Committee established to administer such Plan upon any questions arising under such Plan.

Date:
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ATTEST:                                     WAUWATOSA HOLDINGS, INC.


_____________________________                _______________________________


WITNESS:                                             PARTICIPANT


_____________________________                _______________________________


 This Stock Option Agreement must be executed in duplicate originals, with one original retained by the Company and one original retained by the Participant.